UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 28, 2005

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation	File Number)	Identification No.)

25 Greens Hill Lane
Rutland, Vermont	05701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (802) 775-0325

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On December 28, 2005, Casella Waste Systems, Inc. completed a financing transaction pursuant to which the Company incurred indebtedness in the aggregate principal amount of $25,000,000.  The transaction involved the issuance by the Finance Authority of Maine (the “Authority”) of $25,000,000 aggregate principal amount of its Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2005 (the “Bonds”).  The Bonds are issued pursuant to an indenture, dated as of December 1, 2005 (the “Indenture”) and are enhanced by an irrevocable, transferable direct-pay letter of credit issued by Bank of America, N.A.  Pursuant to a Financing Agreement, dated as of December 1, 2005, by and between the Company and the Authority, the Company has borrowed the proceeds of the Bonds to pay for certain costs relating to (i) landfill development and construction, vehicle, container and related equipment acquisition for solid waste collection and transportation services, improvements to existing solid waste disposal, hauling, transfer station and other facilities, other infrastructure improvements, and machinery and equipment for solid waste disposal operations owned and operated by the Company, or a related party, all located in Maine; and (ii) the issuance of the Bonds.

Principal, premium, if any, and interest on the Bonds will be payable (1) from drawings under the letter of credit and (2) from loan repayments received by the Authority and the trustee from the Company pursuant to the Financing Agreement.  The Company has agreed to reimburse Bank of America, N.A. for any drawings under the letter of credit.  The Bonds will mature, subject to optional and mandatory redemption, on January 1, 2025, and will bear interest on the unpaid principal amount at a variable rate or a term interest rate, as elected by the Company.  During any variable interest rate period, the Bonds will be purchased at the option of the holders thereof at a price of 100% of the principal amount thereof plus accrued interest.  In addition, on any conversion date of any new interest rate period for the Bonds and on certain other dates specified in the Bonds, each holder is required to tender the Bonds held by it for purchase and the Bonds will be purchased.  Banc of America Securities LLC, as remarketing agent for the Bonds, is required to use its best efforts to resell any Bonds tendered for purchase to new purchasers.  Funds for the payment of the purchase price of any Bonds so purchased will be paid from the proceeds of any such resale or, to the extent such funds are insufficient, from the proceeds of the letter of credit or from payments by the Company.  The Bonds are also subject to mandatory redemption upon a determination of the invalidity of the Financing Agreement or a determination of taxability, and may be redeemed at the option of the Company upon the occurrence of certain events.

The Financing Agreement and other transaction documents contain standard representations, covenants and events of default for facilities of this type, including acceleration of indebtedness upon certain events of default.  Events of default under the Financing Agreement include a failure to make any loan payment or purchase price payment when due; the failure to observe and perform covenants which continues for a period of 60 days after notice; dissolution or liquidation; and an event of default under the Indenture, including the receipt of notice of the occurrence of an event of default under the reimbursement agreement entered into by the Company in connection with the letter of credit, and directing the trustee under the Indenture to accelerate the Bonds.  The Company believes that the financing transaction will have the effect of reducing its interest expense to the extent of the principal amount of the Bonds.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)                                 Exhibits

10.1 Financing Agreement, dated as of December 1, 2005, by and between the Company and the Finance Authority of Maine

Forward Looking Statements

This Current Report on Form 8-K and other reports, proxy statements, and other communications to stockholders, as well as oral statements by the Company’s officers or its agents, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to, among other things, the Company’s future revenues, expenses, operating income, or earnings per share.  Without limiting the foregoing, any statements contained in this Current Report on Form 8-K that are not statements of historical fact may be deemed to be forward-looking statements, and the words “believes”, “anticipates”, “plans”, “expects”, and similar expressions are intended to identify forward-looking statements.  There are a number of important factors of which the Company is aware that may cause the Company’s actual results to vary materially from those forecasted or projected in any such forward-looking statement, certain of which are beyond the Company’s control.  These factors include, without limitation, the Company’s ability to successfully reduce interest expense as a result of the transaction disclosed herein as well as those outlined in the section entitled “Certain Factors That May Affect Future Results” in the Company’s Form 10-Q for the period ended October 31, 2005.  The Company’s failure to successfully address any of these factors could have a material adverse effect on the Company’s results of operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASELLA WASTE SYSTEMS, INC.

Date: January 4, 2006	By:	/S/ Richard A. Norris
Richard A. Norris
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Financing Agreement, dated as of December 1, 2005, by and between the Company and the Finance Authority of Maine